Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street PO Box 10240 KY1-1002 Grand Cayman Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

30 March 2022

philip.graham@harneys.com

PG/GW/056563.0002

Aura Fat Projects Acquisition Corp

Harneys Fiduciary (Cayman) Limited

4th Floor

Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman

KY1-1002

Cayman Islands

Dear Aura Fat Projects Acquisition Corp

Aura Fat Projects Acquisition Corp (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Transaction Documents (as defined in Schedule 1) being entered into by the Company in connection with registration of an initial public offering by Fat Projects Acquisition Corp, of:

A.	10,000,000 units (the Units), each Unit consisting of one Class A ordinary share in the capital of the Company, par value US$0.0001 (each such Class A ordinary share issued as part of the Units and the Option Units and issued upon exercise of the Warrants (each as defined below) included in the Units and the Option Units an Ordinary Share and together, the Ordinary Shares), and one warrant to purchase one Ordinary Share (the Warrants);

B.	up to 1,500,000 units (the Option Units), which may be issued upon exercise of an option granted to the underwriters to cover over-allotments, if any;

C.	all Ordinary Shares and all Warrants issued as part of the Units and the Option Units;

D.	all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Option Units; and

E.	up to 115,000 Ordinary Shares issuable to the Representative (as defined in Schedule 1) pursuant to the terms of the Underwriting Agreement (as defined in Schedule 1) (the Representative Shares), in each case under the United States Securities Act of 1933, as amended (the Securities Act) and pursuant to the terms of the Registration Statement (as defined in Schedule 1). In this opinion Companies Act means the Companies Act (2022 Revision) of the Cayman Islands.

On 19 July 2021 the firm converted to a limited liability partnership pursuant to the Limited Liability Partnership Act 2017 of the laws of the Cayman Islands. Prior to re-registration the name of the firm was Harney Westwood & Riegels. A list of partners is available for inspection at our offices.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

We are furnishing this opinion as Exhibit 5.2 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Ordinary Shares. The Ordinary Shares, as contemplated by the Registration Statement, have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Underwriting Agreement (as defined in Schedule 1), the Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

3	Warrants. The Ordinary Shares, to be issued upon exercise of the Warrants as contemplated by the Warrant Documents (as defined in Schedule 1), have been duly authorised by all necessary corporate action of the Company and upon the issue of such Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and exercise of the Warrants in accordance with the Memorandum and Articles and in the manner contemplated by the Registration Statement and the Warrant Documents (as defined in Schedule 1), such Ordinary Shares, to be issued upon exercise of the Warrants as contemplated by the Warrant Documents (as defined in Schedule 1), will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

4	Representative Shares. The Representative Shares, as contemplated by the Registration Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Representative Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Representative Shares have been issued credited as fully paid), delivery and payment therefor by the Representative in accordance with the Memorandum and Articles and in the manner contemplated by the Underwriting Agreement, the Representative Shares will have been validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

5	Certificates. The execution, delivery and performance of the Unit Certificate (as defined in Schedule 1) and the Warrant Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and unconditionally delivered by the Company, such documents, will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your Cayman Islands counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof, including a reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

Yours faithfully

Harney Westwood & Riegels

SCHEDULE 1

List of Documents Examined

1	The Certificate of Incorporation dated 6 December 2021.

2	The Second Amended and Restated Memorandum and Articles of Association of the Company (the Memorandum and Articles) passed by special resolution of the shareholders on 25 March 2022 and stamped by the General Registry of the Cayman Islands on 29 March 2022.

3	A Certificate of Incumbency in respect of the Company, issued by Harneys Fiduciary (Cayman) Limited on 18 March 2022, as Registered Agent to the Company, and including the Company’s Register of Members, Register of Directors, Register of Officers and Register of Mortgages and Charges (the Register of Charges).

4	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 18 March 2022.

5	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands via the Court’s Digital System from the incorporation date of the Company to 30 March 2022.

6	A copy of the unanimous written resolutions of the directors of the Company dated 23 March 2022 approving the Company’s entry into, and authorising the execution and delivery by the Company of, the Transaction Documents (the Resolutions).

(1 to 6 above are the Corporate Documents)

7	The Company’s Registration on Form S-1 (File No. 333-263717)(including a draft of the Form S-1/A No. 1 Registration Statement to be filed by the Company with the United States Securities and Exchange Commission) registering the Units, Ordinary Shares and Warrants under the Securities Act (such registration statement, as amended, the Registration Statement).

8	A draft of the form of the warrant agreement to be entered into by and between the Company and Continental Stock Transfer & Trust Company as warrant agent and the warrant certificate constituting the Warrants (the Warrant Documents).

9	A draft of the form of the unit certificate constituting the Units (the Unit Certificate).

10	A draft of the form of the underwriting agreement (the Underwriting Agreement) to be entered into between the Company and EF Hutton, division of Benchmark Investments, LLC, as representative of the several underwriters named therein (the Representative).

(7 to 9 above are the Transaction Documents)

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1	Validity under Foreign Laws. That:

1.1	each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents;

1.2	the Transaction Documents will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of New York State by which law they are expressed to be governed;

1.3	all formalities required under the laws of New York State and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and

1.4	no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver each Transaction Document in the form of the drafts provided to us for review.

3	Memorandum and Articles. The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Ordinary Shares.

4	Choice of Laws. The choice of the laws of New York State selected to govern the respective Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

5	Directors. The directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

6	Consideration. The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Ordinary Share.

7	Preconditions. All preconditions to the obligations of the parties to the Underwriting Agreement, the Unit Certificate and the Warrant Documents will be satisfied or duly waived prior to the issue and sale of the Ordinary Shares and there will be no breach of the terms of the Underwriting Agreement, the Unit Certificate and the Warrant Documents.

8	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they became due from its own moneys, any disposition or settlement of property effected by the Transaction Documents is made in good faith and for valuable consideration and, at the time of and following each such disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

10	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

11	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

12	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

13	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

14	Resolutions. The Resolutions remain in full force and effect.

15	Execution. Each Transaction Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

16	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

17	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2020 Revision) and the Terrorism Act (2018 Revision), respectively).

SCHEDULE 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors;

(b)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act (1996 Revision) relating to the limitation of actions in the Cayman Islands or may be or become subject to defences of set-off, estoppel or counterclaim;

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy;

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a Cayman Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such provisions to be penal;

(g)	Currency. A Cayman Islands court retains a discretion to denominate any judgment in Cayman Islands dollars;

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process;

(i)	Award of Costs. In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the relevant contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62; and

(j)	Inappropriate Forum. The courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine such proceedings may be tried in a more appropriate forum.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Severability. The courts in the Cayman Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Transaction Documents that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

5	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

6	Amendment. A Cayman Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing, but would be able to consider all the facts of the case (particularly where consideration had passed) to determine whether a verbal amendment or waiver had been effected and, if it found that it had, such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

7	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

8	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

9	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

10	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

11	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2020 Revision).